COMPANY CONTACT:                     FOR IMMEDIATE RELEASE
Jeff Magids
Director of Finance & Investor Relations
(281) 874-2700, (888) 991-SBOW

SilverBow Resources Announces Oil-Weighted Acquisition

Houston, TX – October 11, 2021 – SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) announced today it has entered into a definitive agreement to acquire oil and gas assets in the Eagle Ford from two sellers.
Acquisition Highlights:
•Total purchase price of approximately $75 million, consisting of $45 million in cash and approximately $30 million in equity
•Expected to be accretive on all key financial metrics
•17,000 total net acres in the oil-window of La Salle, McMullen, DeWitt and Lavaca counties
•May 2021 net production of approximately 2,500 barrels of oil equivalent per day, 71% liquids / 46% oil from 111 PDP wells
•Acquired oil production represents a 30% increase to SilverBow’s current full year 2021 oil production guidance
•2021E Adjusted EBITDA of approximately $28 million(1)
•Over 100 net drilling locations, adding approximately three years of inventory at SilverBow’s current 1 rig drilling pace
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “This acquisition meaningfully increases SilverBow’s oil production and furthers our Eagle Ford and Austin Chalk consolidation efforts while maintaining a balanced oil and gas portfolio. This represents our third acquisition since the beginning of August and the largest to date for SilverBow. This transaction bolsters our inventory with high rate of return locations and provides us with development optionality as we plan for 2022 and beyond. The acquisition is accretive to Adjusted EBITDA and further reduces our pro forma leverage ratio(2) given the incremental cash flow. As we have shown over time, we expect to continue driving our peer-leading capital efficiency and cost structure as these assets are combined with our existing portfolio.”

Mr. Woolverton commented further, “Today’s announcement is a testament to the extensive work we have done evaluating opportunities and executing our in-basin consolidation plan. Furthermore, SilverBow once again utilized a mix of both cash and stock to fund the purchase price. The use of equity has allowed us to access a larger opportunity set for strategic growth while aligning our interests with surrounding peer companies and other key stakeholders for accretive, long-term value creation. Including the pro forma contribution of our recent acquisitions, SilverBow is targeting a leverage ratio of 1.25x at year-end 2021. We plan to share additional details as part of our third quarter 2021 reporting in November.”
TRANSACTION DETAILS
The acquisition has an effective date of August 1, 2021 and is expected to close before year-end, subject to customary closing conditions. The total purchase price is approximately $75 million, consisting of $45 million in cash and the greater of (i) approximately 1.35 million shares of SilverBow common stock based on its 30-day volume weighted average price as of October 4, 2021 and (ii) the number of shares equal to $25 million divided by the 30-day volume weighted average price as of the first trading day preceding the closing date. SilverBow intends to fund the cash component and fees and expenses with cash on hand and borrowings under its revolving credit facility.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on the Company’s website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, risks and uncertainties discussed in the Company’s reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements.
(Footnotes)
1 2021E Adjusted EBITDA based on SilverBow management estimates utilizing NYMEX strip pricing as of September 30, 2021. As used in this news release Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit), and share-based compensation expense. A forward-looking estimate of net income (loss) is not provided with the forward-looking estimate of Adjusted EBITDA (a non-GAAP measure) because the items necessary to estimate net income (loss) are not accessible or estimable at this time without unreasonable efforts. Such items could have a significant impact on the Company's net income (loss).
2 Accretion is based on Adjusted EBITDA for Leverage Ratio for fiscal year 2021. Leverage ratio is defined as total long-term debt, before unamortized discounts, divided by Adjusted EBITDA for Leverage Ratio (a non-GAAP measure) for the trailing twelve-month period. Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA plus amortization of derivative contracts, in accordance with the covenant compliance calculations under SilverBow's Credit Agreement. Neither Adjusted EBITDA nor Adjusted EBITDA for Leverage Ratio should be considered a replacement for the comparable GAAP measure.